Exhibit 5.1

[Goodwin Procter LLP Letterhead]
June 30, 2014

Essex Property Trust, Inc.
Essex Portfolio, L.P.
925 East Meadow Drive
Palo Alto, California 94303

Re:
$274,188,000 Principal Amount of 5.500% Senior Notes due 2017, $282,577,000 Principal Amount of 5.200% Senior Notes due 2021, $290,962,000 Principal Amount  of 3.375% Senior Notes due 2023 and $400,000,000 Principal Amount of 3.875% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Essex Portfolio, L.P., a California limited partnership (the “Issuer”), to exchange up to $274,188,000 principal amount of 5.500% Senior Notes due 2017 (the “2017 Exchange Securities”), up to $282,577,000 principal amount of 5.200% Senior Notes due 2021 (the “2021 Exchange Securities”), up to $290,962,000 principal amount  of 3.375% Senior Notes due 2023 (the “2023 Exchange Securities”) and up to $400,000,000 principal amount of 3.875% Senior Notes due 2024 (the “2024 Exchange Securities, and collectively, the “Exchange Securities”) for its existing 5.500% Senior Notes due 2017, 5.200% Senior Notes due 2021, 3.375% Senior Notes due 2023 and 3.875% Senior Notes due 2024 (collectively, the “Securities”).  The Securities are, and the Exchange Securities are to be, guaranteed by Essex Property Trust, Inc., a Maryland corporation (the “Guarantor”).

The 2017 Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “2017 Indenture”), dated as of April 4, 2014, among the Issuer, the Guarantor and U.S. Bank National Association (the “Trustee”) as contemplated by the Registration Rights Agreement (the “2017 Registration Rights Agreement”), dated as of April 4, 2014, among the Issuer, the Guarantor and the initial purchasers of the 2017 Exchange Securities.   The 2021 Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “2021 Indenture”), dated as of April 4, 2014, among the Issuer, the Guarantor and U.S. Bank National Association (the “Trustee”) as contemplated by the Registration Rights Agreement (the “2021 Registration Rights Agreement”), dated as of April 4, 2014, among the Issuer, the Guarantor and the initial purchasers of the 2021 Exchange Securities.  The 2023 Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “2023 Indenture”), dated as of April 4, 2014, among the Issuer, the Guarantor and U.S. Bank National Association (the “Trustee”) as contemplated by the Registration Rights Agreement (the “2023 Registration Rights Agreement”), dated as of April 4, 2014, among the Issuer, the Guarantor and the initial purchasers of the 2023 Exchange Securities.  The 2024 Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “2024 Indenture” and, collectively with the 2017 Indenture, the 2021 Indenture and the 2023 Indenture the “Indentures”), dated as of April 15, 2014, among the Issuer, the Guarantor and U.S. Bank National Association (the “Trustee”) as contemplated by the Registration Rights Agreement (the “2024 Registration Rights Agreement, and together with the 2017 Registration Rights Agreement, the 2021 Registration Rights Agreement and the 2023 Registration Rights Agreement, the “Registration Rights Agreements”), dated as of April 15, 2014, among the Issuer, the Guarantor and the initial purchasers of the 2024 Exchange Securities.  The guarantees of the Exchange Securities by the Guarantor (the “Guarantees”) are to be issued in accordance with the provisions of the applicable Indenture and the applicable Registration Rights Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuer and the Guarantor.

The opinions set forth below are limited to the law of New York, Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law) and the California Uniform Limited Partnership Act of 2008 (which includes reported judicial decisions interpreting the California Uniform Limited Partnership Act of 2008).

Also, without limiting any other exceptions or qualifications set forth in this opinion letter, insofar as the opinions set forth below relate to the Guarantor, we have assumed that the Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations under and undertakings in connection with its Guarantee.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, (i) when the Exchange Securities (in the form examined by us) are duly executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such exchange offer, the Exchange Securities will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and (ii) when the Guarantees (in the form examined by us) are duly executed by the Guarantor and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) in accordance with the terms of such exchange offer, the Guarantees will be valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.  We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities, the Guarantees or the Indentures to the extent it violates any applicable statute of limitations or relates to arbitration or the choice of forum for resolving disputes.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP